Exhibit 107

Calculation of Filing Fees Tables

Form S-1

(Form Type)

CorpHousing Group Inc.

(Exact Name of Registration as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Other	Units, each consisting of one share of common stock, $0.00001 pare value, and one warrant	457(o)	--		--	--	--	--
Fees Previously Paid	Other	Units, each consisting of one share of common stock, $0.00001 pare value, and one warrant	457(o)
Fees to be Paid	Equity	Common Stock included in the Units(2)(3)	457(o)	$17,250,000	(1)	--	$17,250,000	0.0000927	$1,600
Fees Previously Paid	Equity	Common Stock included in the Units(2)(3)	457(o)	$17,250,000	(1)	--	$17,250,000	0.0000927	$1,600
Fees to be Paid	Other	Warrants included in the Units(3)	457(o)	--		--	--	--	--
Fees Previously Paid	Other	Warrants included in the Units(3)	457(o)	--		--	--	--	--
Fees to be Paid	Equity	Common Stock issuable upon exercise of the Warrants included in the Units(4)	457(o)	$18,137,141	(1)	--	$18,125,770	0.0000927	$1,681
Fees Previously Paid	Equity	Common Stock issuable upon exercise of the Warrants included in the Units(4)	457(o)	$18,137,141	(1)	--	$18,137,141	0.0000927	$1,681
Fees to be Paid	Other	Underwriter’s Warrants	457(g)	--		--	--	--	--
Fees Previously Paid	Other	Underwriter’s Warrants(5)	457(g)	--		--	--	--	--
Feed to be Paid	Equity	Common Stock issuable upon exercise of the Underwriter’s Warrants(6)	457(o)	$759,000		--	$759,000	0.0000927	$71
Fees Previously Paid	Equity	Common Stock issuable upon exercise of the Underwriter’s Warrants(6)	457(o)	$759,000		--	$759,000	0.0000927	$71
		Total Offering Amount							$36,134,770
		Total fee to Be Paid							$3,352
		Total Fees Previously Paid							$4,509
		Net Fee Due							$0.00

(1)  Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. Includes the offering price of additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)  Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations, or other similar transactions.

(3)  No separate fee is required pursuant to Rule 457(i) under the Securities Act.

(4)  Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the common stock underlying the Warrants by assuming that such warrants are exercisable at a price per share equal to 105% of the price per Unit sold in this offering.

(5)  In accordance with Rule 457(g) under the Securities Act, because the shares of the registrant’s Common Stock underlying the Underwriter’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(6)  The fee is based on the estimated exercise price of the Underwriter’s warrants, which are exercisable at a per share exercise price equal to 110% of the price per Unit sold in this Offering.